Exhibit 99.8

Gorilla Technology Group Inc.

7F, No.302, Ruey Kuang Road

Neihu, Taipei 114720, Taiwan, R.O.C.

March 14, 2022

Re:	Gorilla Technology Group Inc. — Registration Statement on Form F-4

Representation Pursuant to Instruction 2 to Item 8.A.4 of Form 20-F (“Item 8.A.4”)

In connection with the filing of a Registration Statement on Form F-4 (as amended, the “Registration Statement”) by Gorilla Technology Group Inc., a Cayman Islands exempted company (“Gorilla”), relating to a proposed initial public offering in the United States of Gorilla’s ordinary shares and warrants to purchase ordinary shares in connection with a business combination of Gorilla, Gorilla Merger Sub, Inc., a Cayman Islands exempted company and a wholly owned subsidiary of Gorilla (“Merger Sub”), and Global SPAC Partners Co., a special purpose acquisition company incorporated as a Cayman Islands exempted company (“Global”), pursuant to a business combination agreement, dated as of December 21, 2021, by and among Gorilla, Merger Sub and Global, Gorilla represents to the Securities and Exchange Commission (the “SEC”) that:

1.	Gorilla is not currently a public reporting company in any jurisdiction and is not required by any jurisdiction outside the United States to have audited financial statements as of a date not older than 12 months at the date of filing the Registration Statement.

2.	Compliance with the requirement in Item 8.A.4 that the audited financial statements must be as of a date not older than 12 months at the date of filing the Registration Statement is impracticable and involves undue hardship for Gorilla.

3.	At the time the Registration Statement is declared effective by the SEC, Gorilla will have audited financial statements not older than 15 months.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this representation as of the date first above written.

Gorilla Technology Group Inc.

by	/s/ Dr. Sih-Ping “Spincer” Koh
	Name:	Dr. Sih-Ping “Spincer” Koh
	Title:	Chief Executive Officer